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Norske Skog Canada Limited                                               [LOGO]
16th Floor, 250 Howe Street
Vancouver, British Columbia
Canada V6C 3R8

Tel: 604 654 4000
Fax: 604 654 4961


news release                                                        NorskeCanada


5 September 2003

NORSKE SKOG CANADA LIMITED COMPLETES EXCHANGE OFFER

VANCOUVER, BC - Norske Skog Canada Limited (TSE: NS), today announced that it has completed its offer to exchange (the "Exchange Offer") U.S.$400,000,000 aggregate principal amount of its 8-5/8% Series D Senior Notes Due 2011, which have been registered under the Securities Act of 1933, as amended, for U.S.$250,000,000 aggregate principal amount of its 8-5/8% Senior Notes Due 2011 and U.S.$150,000,000 aggregate principal amount of its 8-5/8% Series C Senior Notes Due 2011.

The expiration date for the Exchange Offer was 5:00 p.m., New York City time, on September 3, 2003, at which point all of the U.S.$250,000,000 aggregate principal amount of the outstanding 8-5/8% Senior Notes Due 2011 and U.S.$150,000,000 aggregate principal amount of the outstanding 8-5/8% Series C Senior Notes Due 2011 had been tendered for exchange.


INVESTOR CONTACT:
Ralph Leverton
Vice-President, Finance and CFO
604-654-4040